Exhibit 99.1

Altair Nanotechnologies Reports Third Quarter 2011
Financial Results

RENO, Nev. – November 3, 2011 – Altair Nanotechnologies Inc. (Altairnano) (Nasdaq: ALTI), a provider of advanced lithium-ion battery technologies and systems, today reported financial results for the third quarter ended September 30, 2011.

Financial Highlights for the third quarter of 2011 compared to the third quarter 2010

▪	Revenues decreased to $0.9 million from $2.0 million.
▪	Gross margin decreased to $0.3 million from $0.5 million.
▪	Operating expenses of $5.4 million compared to $5.8 million.
▪	Net loss of $5.9 million compared to $5.3 million.
▪	Year-to-date cash used in operating and investing activities of $13.9 million compared to $10.8 million.

Recent Highlights

▪
On September 17, 2011 our Board of Directors appointed Dr. Frank Gibbard as President and Chief Executive Officer and appointed Stephen Huang as Vice President and Chief Financial Officer with an effective date of September 18, 2011.

▪	On July 22, 2011 Altair closed the Canon transaction for $57.5 million.

For the 2011 third quarter, Altairnano reported revenues of $0.9 million, down from $2.0 million in the third quarter of 2010.  The overwhelming driver for this reduction was the termination of our military business at the end of 2010 in order to close the Canon transaction.  Additionally sales to Proterra were down from the prior year comparable quarter due to Proterra’s ramping back up their electric bus operations from a temporary shutdown earlier in 2011.

Net loss was $5.9 million, or $0.10 per share, compared to a net loss of $5.3 million, or $0.20 per share, for the third quarter of 2010.  The basic and diluted weighted average shares outstanding for the quarter were 60.2 million, compared to 26.8 million for the same period in 2010.

 “During the third quarter we were successful in closing the Canon transaction.  This relationship will help us open up market opportunities in Asia and gives us the financial resources to execute our sales strategy into power grids, electric buses and various OEM applications worldwide,” said Dr. Frank Gibbard, Altairnano’s new president and chief executive officer.

For the quarter, gross profit declined by $0.2 million and operating expenses were lower by 7 percent, falling from $5.8 million in the third quarter of 2010 to $5.4 million for the same period this year. The primary driver for the reduced gross profit was the reduced sales volume associated with the elimination of our military sales in 2011.

Altairnano’s cash and cash equivalents increased by $48.7 million, from $4.7 million at December 31, 2010 to $53.4 million at September 30, 2011. This is primarily due to the total net proceeds of $61.9 million from our Canon transaction of $56.2 million and our earlier  capital raise of $5.7 million in March 2011, less $13.9 million of cash used in operating and investing activities during 2011.  The bulk of the cash used in operations went to cover normal compensation and non-labor expenses.  Significant additional items adjusting our net loss to cash used in operations included asset depreciation and IP amortization expense included in net loss of $1.0 million, decrease of $1.0 million in deferred revenues, $.8 million of share-based compensation expense included in net loss and $.7 million reduction in accounts payable.

ALTAIR NANOTECHNOLOGIES REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Third Quarter 2011 Conference Call
Altairnano will hold a conference call to discuss its third quarter 2011 results on Thursday, November 3, 2011 at 11:00 a.m. Eastern Daylight Time (EDT). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 678-224-7719. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

Post call, a phone-based audio replay will be available from 2:00 p.m. EDT, Thursday, November 3, 2011 until Midnight EDT, November 10, 2011.  It can be accessed by dialing +1 404-537-3406 and entering the conference number 23141599. Additionally, the conference call and replay will be available online, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nevada with engineering and manufacturing operations in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, and battery modules and cells for transportation and industrial applications. For more information please visit Altairnano at www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any the early-stage products of the Company will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that customers or prospective customers will not use or purchase products as represented to us or otherwise expected for various reasons, including a buyer’s purchasing of a competing product or a buyer’s absence of capital to purchase products; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product, regulatory restrictions or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; that costs associated with the proposed products may exceed revenues; and that, due to unexpected expenses not accompanied by offsetting revenue, the Company’s use of cash in its operations may exceed budgeted levels.

ALTAIR NANOTECHNOLOGIES REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of products, securities, testing agreements, and licensing agreements to fund its testing, development and ongoing operations.  These risks and uncertainties include, without limitation, that any expansion of Altairnano's business into China may not proceed as expected as a result of Altairnano's lack of experience in the Chinese market, communication and cultural gaps between U.S.-based and China-based employees and managers, and normal delays, sales cycles or building cycles associated with selling, constructing or operating in a new market. In addition, other risks are identified in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Company expectations or results or any change in events.

For Additional Information:

Investors
Casey Stegman
Stonegate Securities, Inc.
(214) 987-4121
(972) 850-2001
casey@stonegateinc.com

Tables Follow

ALTAIR NANOTECHNOLOGIES REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares)
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	53,441	4,695
Accounts receivable, net	839	1,318
Product inventories	6,842	6,825
Prepaid expenses and other current assets	2,233	2,269
Total current assets	63,355	15,107

Property, plant and equipment, net	7,866	8,727

Patents, net	369	426
Total Assets	$71,590	$24,260

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$6,196	$2,873
Accrued salaries and benefits	1,437	743
Accrued warranty	279	211
Accrued liabilities	485	387
Deferred revenues	1,487	2,516
Warrant liabilities	1,582	-
Current portion of long-term debt	1,517	216
Total current liabilities	12,983	6,946

Long Term Liabilities
Long-term debt, less current portion	-	16
Total long term liabilities	-	16

Total Liabilities	12,983	6,962

Stockholders' equity
Common stock, no par value, unlimited shares authorized; 69,452,487 and 27,015,680 shares issued and outstanding at September 30, 2011 and December 31, 2010	245,617	189,491
Additional paid in capital	12,289	12,297
Accumulated deficit	(199,299)	(184,490)
Total Stockholders' Equity	58,607	17,298

Total Liabilities and Stockholders' Equity	$71,590	$24,260

See notes to the consolidated financial statements.

ALTAIR NANOTECHNOLOGIES REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
Product sales	$795	$1,102	$3,335	$1,234
License fees	60	-	180	-
Commercial collaborations	-	12	80	332
Contracts and grants	-	915	287	3,155
Total revenues	855	2,029	3,882	4,721

Cost of goods sold
Product	559	764	3,484	823
Commercial collaborations	(124)	3	73	194
Contracts and grants	-	592	296	2,187
Warranty and inventory reserves	97	125	155	253
Total cost of goods sold	532	1,484	4,008	3,457

Gross profit (loss)	323	545	(126)	1,264
Operating expenses
Research and development	1,594	2,664	4,933	6,818
Sales and marketing	834	943	2,798	3,274
General and administrative	2,730	1,722	6,107	6,102
Depreciation and amortization	259	518	1,013	1,450
Loss on disposal of assets	2	-	18	86
Total operating expenses	5,419	5,847	14,869	17,730
Loss from operations	(5,096)	(5,302)	(14,995)	(16,466)

Other (expense) income
Interest expense	(97)	(3)	(155)	(13)
Interest income	-	27	-	79
Change in market value of warrants	(676)	-	346	-
Loss on foreign exchange	(4)	(3)	(5)	(2)
Total other (loss) income, net	(777)	21	186	64
Loss from continuing operations	(5,873)	(5,281)	(14,809)	(16,402)
Gain from discontinued operations	-	-	-	124
Net loss	(5,873)	(5,281)	(14,809)	(16,278)
Less: Net loss attributable to non-controlling interest	-	-	-	5
Net loss attributable to Altair Nanotechnologies Inc.	$(5,873)	$(5,281)	$(14,809)	$(16,273)

Net loss attributable to Altair Nanotechnologies Inc. shareholders:
Loss from continuing operations	$(5,873)	$(5,281)	$(14,809)	$(16,402)
Gain from discontinued operations	-	-	-	129
Net loss	$(5,873)	$(5,281)	$(14,809)	$(16,273)

Earnings per share attributable to Altair Nanotechnologies Inc. shareholders:
Basic and diluted:
Loss from continuing operations	$(0.10)	$(0.20)	$(0.38)	$(0.61)
Gain from discontinued operations	$-	$-	$-	$-
Loss per common share - basic and diluted	$(0.10)	$(0.20)	$(0.38)	$(0.61)

Weighted average shares - basic and diluted	60,222,433	26,800,553	39,286,178	26,464,591

See notes to the consolidated financial statements.